EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter 2013 Net Income Increase of 36% to $6.7 Million and Earnings Per Share of $0.27

- 4G Upgrade Completed -

- Revenues Increase 4% Driven By Wireless and Cable Customer Growth With Increased Monthly Revenue Per Customer -

EDINBURG, Va., Feb. 27, 2014 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months and year ended December 31, 2013.

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2013, net income from continuing operations was $6.7 million compared to $4.9 million in the fourth quarter of 2012, due to continued growth in both the Wireless and Cable segments. Operating income was $12.4 million, up 34% from the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 12% to $29.0 million in the fourth quarter of 2013 from $26.0 million in the fourth quarter of 2012. Total revenues were $78.0 million, an increase of 4% compared to $75.0 million for the 2012 fourth quarter. Revenues increased as a result of wireless subscriber growth, increased data fees on smartphones and improved product mix. Additionally, cable segment revenues increased related to an increase in RGU (revenue generating unit) counts. Total operating expenses were $65.5 million in the fourth quarter of 2013 compared to $65.7 million in the prior year period.

President and CEO Christopher E. French commented, "We are pleased to have continued to achieve consolidated net income growth, adding customers and increasing average revenue per customer in both our wireless and our cable segments. Our 4G upgrade was completed during the fourth quarter and with that project behind us, we anticipate capital expenditures of approximately $74 million in 2014, a significant decrease from $117 million in 2013."

Consolidated Full Year Results

For the year ended December 31, 2013, net income from continuing operations was $29.6 million or $1.23 per basic and diluted share, compared to $16.6 million or $0.69 per basic and diluted share in 2012, due to continued growth in both the Wireless and Cable segments. Operating income was $55.4 million, up 59% from last year's $34.7 million. Adjusted OIBDA increased 11% to $118.6 million in 2013 from $106.8 million in 2012.

Total revenues were $308.9 million, an increase of 7% compared to $288.1 million for 2012. Revenues increases resulted from subscriber growth, increased fees and prices and improved product mix in both the Wireless and Cable segments. Total operating expenses were $253.5 million in 2013 compared to $253.4 million in the prior year.

Wireless Segment

Service revenues in the wireless segment increased 8.8% to $46.6 million as compared to the fourth quarter of 2012. Postpaid service revenues increased $3.9 million or 8.1% due primarily to a 3.7% growth in average customers and increased data fees on smartphones. The net service fee to Sprint increased from 12% of net billed revenues to 14% on August 1, 2013, which reduced postpaid service revenue by $0.9 million. Other postpaid fees, discounts and write-offs increased $0.9 million. Overall, net postpaid revenues increased $2.0 million.   During the fourth quarter, net prepaid service revenues grew $1.8 million, or 20.6%, due to improved product mix and 7.6% growth in average pre-paid customers as compared to the same period of 2012.

During the fourth quarter of 2013, net additions to postpaid subscribers were 6,054, an increase of 50.4% compared to the fourth quarter of 2012. Net additions to prepaid subscribers were 4,378 during fourth quarter 2013, compared to 5,723 in the fourth quarter of 2012.

Operating expenses in the Wireless segment increased $11.9 million overall. During fourth quarter 2012, Sprint corrected their allocations of prepaid costs, reducing 2012 operating expenses by $11.8 million. While this adjustment was recorded in the fourth quarter of 2012, it did not relate to fourth quarter 2012 activities. Adjusting fourth quarter 2012 accordingly, overall Wireless segment operating expenses increased $0.1 million in 2013.

Fourth quarter adjusted OIBDA in the wireless segment was $22.0 million, an increase of $3.1 million or 16% from the fourth quarter of 2012.

 "Despite the increased Sprint service fee that went into effect during the third quarter of 2013, we saw an 8% increase in net postpaid service revenue related to strong growth in our customer base and increased smartphone data fees," stated Mr. French. "The completion of our Sprint Network Vision 4G project not only expands and improves the service we can deliver to our customers but will also result in significantly reduced capital expenditures in 2014."

Cable Segment

Service revenue in the cable segment increased $0.9 million due to 4.1% growth in average RGUs (the sum of voice, data, and video subscribers), video price increases driven by rising programming costs, and customers selecting higher speed data access packages.  Operating expenses decreased by $11.3 million in fourth quarter 2013 over fourth quarter 2012. Last year, the Company determined its Cable segment goodwill had become fully impaired during 2012, and wrote off the $11.0 million carrying value in the fourth quarter of 2012.

Revenue generating units totaled 120,275 at the end of the fourth quarter of 2013, an increase of 4.7%.

Adjusted OIBDA in the cable segment for fourth quarter 2013 was $2.8 million, up 59% from $1.8 million in the fourth quarter of 2012.

Mr. French stated, "With the completion of considerable upgrades to our cable infrastructure, which have strengthened our cable offering, we are now focused on increasing market awareness of our improved services and growing our brand recognition in our cable markets. There is continued consumer demand for high speed broadband services and premium digital TV packages and we believe we are well positioned to meet those demands."

Wireline Segment

Operating income for the wireline segment was $2.4 million as compared to $3.3 million in fourth quarter 2012. Access lines at December 31, 2013, were 22,060, compared to 22,297 at December 31, 2012. Adjusted OIBDA for the wireline segment for fourth quarter 2013 decreased 16% to $5.1 million, as compared to $6.1 million in fourth quarter 2012. The Company wrote-off $0.8 million of disputed revenues during the fourth quarter of 2013.

Other Information

Capital expenditures were $36.2 million in the fourth quarter of 2013, compared to $35.4 million in the comparable 2012 period. Capital expenditures in both periods related primarily to base station replacements at PCS sites related to the Company's Network Vision project.  With the fourth quarter 2013 completion of cell site upgrades as part of the Network Vision project, the Company expects a significant decrease in capital spending in 2014.

Cash and cash equivalents as of December 31, 2013 were $38.3 million, compared to $71.1 million at December 31, 2012. Total outstanding debt at December 31, 2013 totaled $230 million. The Company will begin making quarterly principal payments of $5.75 million on its debt in December 2014. At December 31, 2013, debt as a percent of total assets was 38.5%. The amount available to the Company through its revolver facility was $50 million as of December 31, 2013.

 "We believe the consistent strength of our business and our solid balance sheet provides a firm foundation for the continued growth of our customer base and the broadening of our capabilities and services," Mr. French concluded.

Conference Call and Webcast
The Company will host a conference call and simultaneous webcast on Friday, February 28, 2014, at 8 A.M. Eastern Time.
Teleconference Information:
Friday, February 28, 2014, 8:00 A.M. (ET)
Dial in number: 1-888-695-7639
Password: 17424981
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through March 7, 2014 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$38,316	$71,086
Other current assets	59,658	45,349
Total current assets	97,974	116,435

Investments	9,332	8,214

Net property, plant and equipment	408,963	365,474

Intangible assets, net	70,816	74,932
Deferred charges and other assets, net	9,921	5,685
Total assets	$597,006	$570,740

Total current liabilities	43,994	58,140
Long-term debt, less current maturities	224,250	230,000
Total other liabilities	94,447	74,752
Total shareholders' equity	234,315	207,848
Total liabilities and shareholders' equity	$597,006	$570,740

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating revenues	$77,965	$74,998	$308,942	$288,075

Cost of goods and services	32,134	36,292	125,140	128,359
Selling, general, and administrative	17,707	12,857	67,673	60,646
Depreciation and amortization	15,688	16,552	60,722	64,412
Total operating expenses	65,529	65,701	253,535	253,417

Operating income	12,436	9,297	55,407	34,658

Other income (expense):
Interest expense	(2,198)	(2,209)	(8,468)	(7,850)
Gain (loss) on investments, net	231	42	756	858
Non-operating income, net	413	329	1,769	945
Income from continuing operations before income taxes	10,882	7,459	49,464	28,611

Income tax expense	4,206	2,401	19,878	12,008
Net income from continuing operations	6,676	5,058	29,586	16,603
Losses from discontinued operations	--	(142)	--	(300)
Net income	$6,676	$4,916	$29,586	$16,303

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.27	$0.21	$1.23	$0.69
Losses from discontinued operations	--	--	--	(0.01)
Net income	$0.27	$0.21	$1.23	$0.68

Weighted average shares outstanding, basic	24,025	23,937	24,001	23,877
Weighted average shares, diluted	24,224	24,017	24,115	24,019

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2013 and 2012:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2013	2012	2013	2012

Adjusted OIBDA	$28,998	$25,990	$118,596	$106,765

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2013 and 2012:

Consolidated:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating income	$12,436	$9,297	$55,407	$34,658
Plus depreciation and amortization	15,688	16,552	60,722	64,412
Adjusted prepaid results	--	(11,802)	--	(6,137)
Non-cash goodwill impairment charge	--	10,952	--	10,952
Plus (gain) loss on asset sales	532	361	784	441
Plus share based compensation expense	342	368	1,683	1,626
Plus storm expenses	--	262	--	813
Adjusted OIBDA	$28,998	$25,990	$118,596	$106,765

Adjusted prepaid results refers to the impact on the three and twelve month periods of 2012 had Sprint calculated prepaid costs consistent with the adjustment received from Sprint in the fourth quarter of 2012, related to the previous nine quarters, and recorded in the fourth quarter of 2012.

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and twelve months ended December 31, 2013 and 2012:

Wireless Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating income	$13,739	$22,094	$60,125	$53,356
Plus depreciation and amortization	7,569	8,507	28,177	31,660
Adjusted prepaid results	--	(11,802)	--	(6,137)
Plus loss on asset sales	547	(13)	647	(9)
Plus share based compensation expense	96	103	481	468
Adjusted OIBDA	$21,951	$18,889	$89,430	$79,338

Cable Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating loss	$(2,891)	$(15,288)	$(14,580)	$(29,461)
Plus depreciation and amortization	5,569	5,556	22,663	23,159
Plus (gain) loss on asset sales	(33)	120	(59)	126
Non-cash goodwill impairment charge	--	10,952	--	10,952
Plus share based compensation expense	150	161	735	692
Plus storm expenses	--	262	--	813
Adjusted OIBDA	$2,795	$1,763	$8,759	$6,641

Wireline Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating income	$2,440	$3,271	$12,902	$13,843
Plus depreciation and amortization	2,540	2,480	9,848	9,171
Plus loss on asset sales	18	236	195	305
Plus share based compensation expense	72	82	356	372
Adjusted OIBDA	$5,070	$6,069	$23,301	$23,691

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com